Exhibit 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2022, with respect to our audits of the consolidated balance sheets of Hycroft Mining Holding Corporation as of December 31, 2021 and 2020; the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2021; and the related notes to the consolidated financial statements, which appear in Hycroft Mining Holding Corporation’s Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Plante & Moran, PLLC
Southfield, Michigan
June 2, 2022